Exhibit to Accompany
Item 77J (b)
Form N-SAR

Frontegra Funds, Inc.
( the "Fund")


According to the provisions of Statement of Position 93 - 2 (SOP 93 - 2) "Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment
Companies," the Fund is required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at October 31, 1997, reclassifications of non-deductible organization costs were recorded from undistributed net investment income to reduce paid-in-capital by $3,652 and $828 for the Total Return Bond Fund and the Opportunity Fund, respectively. In addition, for the Opportunity Fund at October 31, 1997, a reclassification of paydown losses was recorded from undistributed net realized gains to decrease undistributed net investment income by $8,385.

These reclassifications have no impact on the net asset value of the Fund and are designed to present the Fund's capital accounts on a tax basis.
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